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                                                Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-76144


                              PROSPECTUS SUPPLEMENT
                                       to
           Prospectus dated February 19, 2002 and supplemented by the
          Prospectus Supplements, dated March 13, 2002, April 22, 2002,
           April 25, 2002, April 30, 2002, May 13, 2002, May 17, 2002,
          November 14, 2002, November 21, 2002, November 22, 2002, and
                                December 5, 2002.

                                       of
                                  FINDWHAT.COM


     Frederick E. Guest II ("Mr. Guest") and an affiliate of Mr. Guest, Guest Capital LLC, sold the following number of shares of our common stock on the following date and at the per share price set forth below, pursuant to a negotiated transaction:

- 20,000 shares held directly by Mr. Guest at $6.20 per share on December 18, 2002; and

- 100,000 shares held by Guest Capital LLC, an affiliate of Mr. Guest at $6.20 per share on December 18, 2002.

This sale was effected by Legg Mason Wood Walker, Incorporated, as agent, at a total commission charge of $52,080. Immediately following this sale, Mr. Guest beneficially owned 673,550 shares of our common stock.

     Rupindur S. Sidhu ("Mr. Sidhu") sold the following number of shares of our common stock held by The Sidhu Family Foundation on the following date and at the per share price set forth below, pursuant to a negotiated transaction:

- 75,000 shares at $6.20 per share on December 18, 2002.

This sale was effected by Legg Mason Wood Walker, Incorporated, as agent, at a total commission charge of $32,550. Immediately following this sale, Mr. Sidhu beneficially owned 1,618,000 shares of our common stock.

     On December 19, 2002, the closing price per share of our common stock on the Nasdaq SmallCap Market was $6.42.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is December 20, 2002.